UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2008

DISCOVER FINANCIAL SERVICES

(Exact name of registrant as specified in its charter)

Commission File Number: 001-33378

Delaware	36-2517428
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2500 Lake Cook Road, Riverwoods, Illinois 60015

(Address of principal executive offices, including zip code)

(224) 405-0900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 7, 2008, Discover Financial Services (the “Company”), a Delaware corporation, Goldfish Bank Limited (“GBL”), a private limited liability company incorporated in England and Wales, Discover Bank (“DB”), a Delaware chartered bank, and SCFC Receivables Corporation (“SRC”), a Delaware corporation, each of GBL, DB and SRC being wholly owned subsidiaries of the Company, and Barclays Bank Plc (“Barclays”) entered into a definitive sale and purchase agreement (the “Sale Agreement”) relating to the sale of the Company’s U.K. credit card business (the “Goldfish Business”) to Barclays. A copy of the press release issued by the Company announcing the execution of the Sale Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The aggregate sale price for the Shares and Assets (each defined below) under the Sale Agreement is £35 million (equivalent to approximately $70 million), payable in cash at closing and subject to a post-closing adjustment set forth in the Sale Agreement. Under the Sale Agreement, intercompany funding with respect to the Goldfish Business will be settled at closing. Cash and capital will become available for general corporate purposes as a result of the divestiture. The closing is expected to occur by the end of the Company’s second quarter.

Under the terms of the Sale Agreement, each of DB, SRC, GBL and the Company agreed to sell the entire outstanding capital stock of Goldfish Credit Servicing Inc. Goldfish Procurement Inc. Goldfish Credit Enhancing Inc. and Goldfish Card Services Limited respectively (the “Shares”) and GBL agreed to sell or transfer certain assets of GBL, including cardholder agreements, credit card accounts, receivables, certain contracts of GBL and intellectual property owned by GBL (the “Assets”).

The Sale Agreement contains customary representations, warranties and covenants found in similar transactions of this size and nature. The closing of the sale and purchase of the Shares and Assets is subject to the satisfaction of a number of conditions, including competition clearance from the United Kingdom Office of Fair Trading, a minimum value of receivables to be transferred and consents under certain material contracts.

The foregoing summary description of the terms of the Sale Agreement is qualified in its entirety by reference to the complete terms and conditions of the Sale Agreement, which is attached hereto as Exhibit 2.1, and incorporated herein by reference.

Item 2.02.	Results of Operations and Financial Condition.

On December 20, 2007, the Company released certain unaudited financial information with respect to its fiscal quarter ended November 30, 2007. After further review by management, the Company has adjusted certain deferred tax benefits associated with the Company’s Goldfish Business. The adjustment resulted in a $27.6 million decrease in the previously reported net loss for the quarter and an equivalent increase in net income for the year ended November 30, 2007. Revised net income (loss) for the quarter and full year ended November 30, 2007 is ($56.5) million and $588.6 million, respectively. The adjustment increased previously reported earnings per share by $0.06 for the quarter and full year ended November 30, 2007, to ($0.12) and $1.23, respectively.

The information furnished under Item 2.02 of this Report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference to such filing.

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On February 7, 2008, the Company entered into the Sale Agreement to sell its Goldfish Business to Barclays as described in Item 1.01. The Company’s Goldfish Business represents substantially all of its International Card segment. As a result of the plan of sale, the International Card segment will be presented as discontinued operations beginning with first quarter 2008 reporting. Based on the terms of the sale, the Company expects to record charges of approximately $240 to $270 million pre-tax ($190 to $210 million after tax) in the first quarter 2008 associated with classifying the segment as held for sale, substantially all of which will be non-cash. These charges, the majority of which are expected to be recognized in the first quarter of 2008, include approximately $5 million related to the termination of certain contractual arrangements and approximately $7 million of employee-related costs. This will be partially offset by the proceeds from the sale of other assets related to the U.K. business of approximately $45 million.

Item 2.06.	Material Impairments.

See Item 2.05 regarding the impairment charge associated with the Goldfish Business.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1#	Agreement for the Sale and Purchase of the Goldfish Credit Card Business, dated February 7, 2008, among Discover Financial Services, Goldfish Bank Limited, Discover Bank, SCFC Receivables Corporation, and Barclays Bank Plc

99.1	Press Release dated February 7, 2008 issued by Discover Financial Services

#	Pursuant to Item 601(b)(2) of Regulation S-K, the registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DISCOVER FINANCIAL SERVICES

Dated: February 7, 2008	By:	/s/ Christopher Greene
	Name:	Christopher Greene
	Title:	Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement for the Sale and Purchase of the Goldfish Credit Card Business, dated February 7, 2008, among Discover Financial Services, Goldfish Bank Limited, Discover Bank, SCFC Receivables Corporation, and Barclays Bank plc

99.1	Press Release dated February 7, 2008 issued by Discover Financial Services

#	Pursuant to Item 601(b)(2) of Regulation S-K, the registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.